EXHIBIT 99.1

                             GRANT PARK FUTURES FUND

               WEEKLY COMMENTARY FOR THE WEEK ENDED JULY 22, 2005

                   GRANT PARK WEEKLY PERFORMANCE STATISTICS *
                                     7/22/05

                          WEEKLY ROR         MTD ROR          YTD ROR
CLASS A UNITS               -0.68%            -2.38%           -4.98%
CLASS B UNITS               -0.70%            -2.43%           -5.48%

* Subject to independent verification


The Grant Park Futures Fund experienced slight losses over the previous trading week. Setbacks came mostly from positions in the agricultural/soft commodity, energy and currency sectors. Gains came from positions in the stock index sector.

Long positions in the agricultural/soft commodity markets were dealt setbacks as grain prices were lower by the end of the week. Weather reports throughout the week were mixed, with some calling for heavy rains throughout the Midwest growing region while others predicted only scattered showers. Market participants said that much of the weakness was actually due to position-driven selling, as investors holding long positions moved to cover them in the wake of heavier technical based selling on behalf of some of the larger commodity funds. November soybeans fell 52 cents to close at $6.7950 per bushel. December soybean meal was $17.60 lower at $210.60 per ton while December soybean oil was one cent lower, settling at 24.80 cents per pound. Longs in the corn market also sustained losses as the December contract fell 23.25 cents to close the session at $2.4475 per bushel.

Energy prices fell throughout the week, leading to losses for long positions in the sector. A report citing better than expected commercial stockpiles of crude oil in the United States was one of the reasons that September crude oil closed 48 cents lower at $58.65 per barrel. The U.S. Energy Information Administration reported on Wednesday that inventories of commercial crude fell by 900,000 the previous week, far less than the 3.7 million barrel estimate that analysts had expected in the wake of Hurricane Dennis. Further terrorist attacks in London last week also dampened prices, as investors worried that any more attacks could weaken economic growth throughout Europe and lessen demand for crude. Losses also came from longs in the heating oil market as the August contract fell 8.02 cents to $1.5819 per gallon. Natural gas prices were 46.5 cents lower at $7.384 per British thermal unit. Longs in the unleaded gas market provided the only profits in the sector, as prices were 3.67 cents higher for the week, closing at $1.6855 per gallon.

Short positions in the currency sector reported losses as the U.S. dollar closed a little weaker for the session. The greenback plunged by 2.1% on Thursday after China announced that it would revalue the yuan, which was pegged at around 8.28 yuan per U.S. dollar. The news weakened the dollar because it would now take more dollars to purchase one yuan. Short positions in the Japanese yen, Australian dollar and the euro were also losers, as all of those currencies gained ground on the dollar.


              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
               FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND
                        IS NOT SUITABLE FOR ALL INVESTORS
           THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                           OFFERING BY PROSPECTUS ONLY

[LOGO]                                           (312) 756-4450 o (800) 217-7955
Dearborn Capital Management, LLC                            o FAX (312) 756-4452
555 West Jackson Blvd, Suite 600             Performance Hotline: (866) 516-1574
Chicago, IL 60661                               website: www.dearborncapital.com
                                               e-mail: funds@dearborncapital.com

Lastly, long positions in the stock indices were profitable as the revaluation of the Chinese currency helped to push share prices higher in the Pacific Rim. The Hong Kong Hang Seng was higher by the end of the week as share prices for exporters rallied on expectations that the revaluation would mean that it would take fewer yuan to purchase dollars. Lower oil prices also helped to push share prices higher. Longs in the Australian Share Price Index gained ground as a rally in mining stocks helped to push the index higher. Elsewhere, the German DAX, Paris CAC and Spanish IBEX closed higher, benefiting longs.






















              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
               FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND
                        IS NOT SUITABLE FOR ALL INVESTORS
           THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                           OFFERING BY PROSPECTUS ONLY

[LOGO]                                           (312) 756-4450 o (800) 217-7955
Dearborn Capital Management, LLC                            o FAX (312) 756-4452
555 West Jackson Blvd, Suite 600             Performance Hotline: (866) 516-1574
Chicago, IL 60661                               website: www.dearborncapital.com
                                               e-mail: funds@dearborncapital.com